SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

TRW Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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The Definitive Additional Materials filed herewith relate to TRW’s Special Meeting of Shareholders scheduled for December 11, 2002. The joint proxy statement/prospectus for the Special Meeting of Shareholders is contained in joint proxy statement/prospectus filed by Northrop Grumman Corporation pursuant to Rule 424(b)(3) on November 5, 2002.

Vote FOR the Merger with Northrop Grumman

*To create a true defense industry leader –
with an unparalleled portfolio of premier
technologies, expertise, and capabilities*

LETTER

Dear Fellow TRW Shareholder:

On July 1, 2002, TRW and Northrop Grumman jointly announced a merger agreement that will bring together the superior technology and outstanding talent of two of our nation’s premier defense companies. As the second largest defense contractor in the United States, the combined company will be a strong and highly competitive enterprise through:

■	new product opportunities,

■	diversification into new markets, and

■	enhanced market presence and opportunities.

As previously stated, Northrop Grumman intends to either sell or spin off to stockholders TRW’s Automotive business promptly following the completion of the merger.

The TRW Board’s unwavering commitment to enhance shareholder value culminated with the Northrop Grumman merger agreement. Since we announced the merger agreement with Northrop Grumman in July, stock prices in many industries, including defense and aerospace, have declined. Nevertheless, we believe that our combination with Northrop Grumman will enable TRW shareholders to participate in the significant upside potential that is created by combining our two companies.

This brochure provides an overview of the merger and what we believe are the exciting benefits and opportunities for TRW shareholders. Additionally, the enclosed joint proxy materials provide detailed information about the merger. We encourage you to read these materials carefully.

In order to complete the merger, approval of TRW shareholders is required. Your Board of Directors and management team strongly believe a merger with Northrop Grumman is in the best interest of TRW shareholders and recommend your support. Your vote is important. We urge you to vote today — by mail, telephone, or Internet.

On behalf of TRW’s Board of Directors,

Philip A. Odeen
Chairman

Vote FOR
the Merger with
Northrop Grumman

The approval of TRW shareholders is required to complete the merger with Northrop Grumman and create a true defense industry leader.

Your Board of Directors unanimously recommends that you vote for the merger. TRW shareholders will receive $60 worth of Northrop Grumman stock, subject to provisions described on page 9, for each share of TRW stock they own.

In order for TRW to deliver this value to you, TRW needs your vote.

Please	MARK,

SIGN,

DATE, and

RETURN

the enclosed proxy/voting instruction card today. You may also vote by calling (800) 542-1160 or going online to www.votefast.com.

VOTING FOR THE MERGER MEANS:

New product opportunities

TRW’s proprietary technology and products complement Northrop Grumman’s existing portfolio — creating a company with robust and well-diversified defense expertise and systems capabilities that operate on the ground, at sea, in the air, and in space.

The combined portfolio of products and systems will have breadth and depth, providing:

■	Prime and/or platform expertise covering ships, carriers, and submarines; and piloted and unpiloted aircraft and satellite systems that support national security from deep water to deep space;

■	Electronics capabilities that extend from chips to full systems across the entire range of platforms covering C4ISR, navigation, and electronics warfare and targeting;

■	A leading role in information technology and systems for government and commercial applications, involving complex development and integration; and

■	An extraordinarily broad technology base from which to achieve differentiation and provide the foundation for the products of tomorrow and beyond.

VOTING FOR THE MERGER MEANS:

Diversification into
new markets

The combination of TRW and Northrop Grumman will provide the opportunity for diversification into new markets and access to new customer elements of the United States Department of Defense and other federal agencies.

We believe the new Northrop Grumman will be a key player in some of the fastest growing areas of defense and will perform a major role with customers such as the Missile Defense Agency, the Army and other non-defense federal agencies. The combined company’s diversified product portfolio will have:

■	Communications capabilities that extend from space to the land battlefield to local emergency command centers;

■	Missile defense technology that includes a range of laser weapons, space-based warning systems, and battle management command and control; and

■	Intelligence capabilities that range from space-based systems to data management and analysis capability.

VOTING FOR THE MERGER MEANS:

Enhanced market presence
and opportunities

The combination of TRW and Northrop Grumman creates a company with increased market presence and opportunities for growth that we believe will enable us to better respond to customer needs and be more competitive in the marketplace.

The combined company will be:

■	The nation’s second largest defense contractor;

■	One of three major contractors meeting the nation’s satellite and missile defense requirements;

■	The largest provider of information technology to the federal government; and

■	The nation’s largest shipbuilder.

In short, we believe the new Northrop Grumman will be a strong competitor in all aspects of the defense program and will have the most diversified and well-balanced portfolios in our industry.

Q & A

Q	What am I being asked to vote for?

A	TRW shareholders are being asked to vote FOR the merger with Northrop Grumman.

Q	How will TRW shareholders benefit from the merger?

A	We believe this is a real win for TRW shareholders. The TRW Board’s unwavering commitment to enhance shareholder value culminated with the Northrop Grumman merger agreement. TRW shareholders have the opportunity to participate in the upside potential created by a TRW /Northrop Grumman combination. By bringing together the superior technology and outstanding talent of two of the nation’s premier defense companies, we believe the merger will create a strong and highly competitive enterprise with excellent growth prospects.

Q	What are the terms of the merger?

A	Under the terms of the agreement, unanimously approved by the Boards of Directors of both TRW and Northrop Grumman, Northrop Grumman will acquire TRW for $60 per share in common stock, subject to adjustment.

Q & A

Q	What do TRW shareholders receive in the merger?

A	TRW shareholders will exchange their TRW shares for Northrop Grumman shares. The number of Northrop Grumman shares to be exchanged for each TRW share will be determined by dividing $60 by the average of the reported closing sales prices for a share of Northrop Grumman common stock on the New York Stock Exchange during the five consecutive trading days ending on and including the second trading day prior to the closing of the merger. The exchange ratio will not be less than 0.4348 or more than 0.5357 of a Northrop Grumman share. If you have questions about the exchange ratio, please contact Georgeson Shareholder Communications Inc., TRW’s proxy solicitor and information agent for the merger, toll free at (866) 649-8030.

Q	What happens to my dividend?

A	Pursuant to the merger agreement, until the effective time of the merger, TRW is permitted to pay regular quarterly cash dividends. Should the merger be consummated, TRW will be a wholly owned subsidiary of Northrop Grumman and will cease to be a public company. From and after the merger, TRW will cease to pay dividends on TRW’s shares, other than any dividends declared prior to the effective time of the merger.

Northrop Grumman is currently paying a quarterly cash dividend of $0.40 per share of common stock. Northrop Grumman has stated it expects to continue paying quarterly cash dividends on a basis consistent with Northrop Grumman’s past practice.

Q & A

Q	What approvals are required? When will the merger be completed?

A	The transaction is subject to the approval of shareholders of both TRW and Northrop Grumman. The waiting period under the Hart-Scott-Rodino Act has expired, although the Department of Justice is still reviewing the transaction. The European Commission has already approved it. Northrop Grumman and TRW have agreed to notify the Department of Justice of their intent to complete the transaction at least 10 business days prior to the earlier of the TRW or the Northrop Grumman shareholder meeting. The companies expect to complete the transaction promptly following receipt of shareholder approvals.

Q	How does the merger with Northrop Grumman affect TRW’s Value Enhancement Plan and the spin-off of Automotive?

A	The TRW and Northrop Grumman combination is consistent with our previously announced Value Enhancement Plan to create two independent, “pure play” automotive and space, electronics and systems companies, but it offers even more opportunities. We believe that as part of Northrop Grumman, the future for our space and electronics and systems businesses is even brighter than it would be if it were a standalone company. After completion of the merger, Northrop Grumman plans to separate our automotive business, either through a sale or a spin-off of the business to its shareholders (including former TRW shareholders who hold Northrop Grumman common stock as of the record date for the spin off), so that it can concentrate entirely on its own customers and markets.

Q & A

Q	What do I need to do now?

A	We urge you to read the proxy materials recently mailed to you, and sign, date, and return your proxy/instruction card in the enclosed envelope as soon as possible. You may also vote by calling (800) 542-1160 or going online to www.votefast.com.

Q	When and where is the special meeting?

A	The special meeting of TRW shareholders will be held at TRW’s executive offices at 1900 Richmond Road, Cleveland, Ohio 44124 at 8:30 a.m. Cleveland time on December 11, 2002. Whether or not you plan to attend the meeting, your vote is important.

Q	Whom should I contact if I have a question?

A	If you have any questions, please contact Georgeson Shareholder Communications Inc., TRW’s proxy solicitor and information agent for the merger at:

Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, New York 10004 Toll Free at (866) 649-8030

Certain statements and assumptions in this document contain or are based on “forward-looking” information and involve risks and uncertainties. TRW believes that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of TRW’s control. These include completion of the merger; governmental regulatory processes, Northrop Grumman’s ability to successfully integrate the operations of TRW and achieve a successful disposition or other resolution with respect to TRW’s Automotive business; assumptions with respect to future revenues, expected program performance and cash flows; the outcome of contingencies including, among others, the timing and amounts of tax payments, litigation matters, environmental claims and remediation efforts; divestitures of businesses; successful negotiation of contracts with labor unions; and anticipated costs of capital investments. Northrop Grumman’s and TRW’s respective operations are subject to various additional risks and uncertainties resulting from their positions as suppliers, either directly or as subcontractors or team members, to the United States government and its agencies, as well as to foreign governments and agencies. Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others: (i) Northrop Grumman’s and TRW’s dependence on sales to the United States government; (ii) Northrop Grumman’s and TRW’s successful performance of internal plans; (iii) customers’ budgetary restraints; (iv) customer changes in short-range and long-range plans; (v) domestic and international competition in both the defense and commercial areas; (vi) product performance and customer expectations; (vii) continued development and acceptance of new products; (viii) performance issues with key suppliers and subcontractors; (ix) government import and export policies; (x) acquisition or termination of government contracts, which may include termination for the convenience of the government; (xi) the outcome of political and legal processes; (xii) legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies, naval vessels, space systems and related products and technologies; and (xiii) other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s and TRW’s filings from time to time with the SEC, including, without limitation, Northrop Grumman’s and TRW’s respective reports on Form 10-K and Form 10-Q.

TRW assumes no obligation to update any forward-looking information.

For answers to other questions or if you require assistance in executing or delivering your proxy, please call TRW’s proxy solicitor and information agent:

Georgeson Shareholder Communications, Inc. Toll Free: (866) 649-8030